UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2018

STRYKER CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	000-9165	38-1239739
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan	49002
(Address of principal executive offices)	(Zip Code)

(269) 385-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 7, 2018, Stryker Corporation (the “Company”) completed a public offering (the “Offering”) of $600,000,000 aggregate principal amount of the Company’s 3.650% notes due 2028 (the “Notes”). The Notes were offered pursuant to its Automatic Shelf Registration Statement on Form S-3 (File No. 333-209526) and the Prospectus included therein, filed with the Securities and Exchange Commission on February 12, 2016 and supplemented by the Prospectus Supplement dated February 26, 2018.

The Notes were issued under an Indenture, dated January 15, 2010 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourteenth Supplemental Indenture, dated March 7, 2018, between the Company and the Trustee (the “Supplemental Indenture” and the Base Indenture as so supplemented, the “Indenture”). The Notes will bear interest at a rate of 3.650% per year. Interest on the Notes is payable on March 7 and September 7 of each year, commencing on September 7, 2018. The Notes will mature on March 7, 2028.

The Company may redeem the Notes prior to their maturity at the Company’s option for cash, any time in whole or from time to time in part, at redemption prices that include accrued and unpaid interest and a make-whole premium, as specified in the Indenture. However, no make-whole premium will be paid for redemption of the Notes on or after the par call date specified in the Indenture.

The public offering price of the Notes was 99.958% of the principal amount. The Company expects to receive net proceeds of approximately $595 million, after deducting the underwriting discount and its expenses related to the Offering. The Company intends to use these net proceeds to repay $600 million of its outstanding 1.300% notes due April 1, 2018 at maturity.

The Company may issue additional debt from time to time pursuant to the Indenture. The Indenture contains covenants that limit the Company’s ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of the Company’s assets. Subject to certain limitations, in the event of the occurrence of both (1) a change of control of the Company and (2) a downgrade of the Notes below investment grade rating by both Moody’s Investors’ Services, Inc. and Standard & Poor’s Ratings Services within a specified time period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

The foregoing description of the Base Indenture and Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of such documents, which are filed as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

The Underwriters and their affiliates have performed, from time to time, and may in the future perform, various investment banking, commercial lending, financial advisory and other services for the Company for which they received or will receive customary fees and expenses.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 above with respect to the Notes is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

The agreements included as exhibits to this Current Report on Form 8-K contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Current Report on Form 8-K not misleading.

(d) Exhibits

4.1	Indenture, dated January 15, 2010, between Stryker Corporation and U.S. Bank National Association. – Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, dated January 15, 2010 (Commission File No. 000-09165)

4.2	Fourteenth Supplemental Indenture (including the form of the note), dated March 7, 2018, between Stryker Corporation and U.S. Bank National Association

5.1	Opinion Letter of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the Notes

5.2	Opinion Letter of Warner Norcross & Judd LLP regarding the validity of the Notes

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

23.2	Consent of Warner Norcross & Judd LLP (included as part of Exhibit 5.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

March 7, 2018	/s/ GLENN S. BOEHNLEIN
Date	Glenn S. Boehnlein
Vice President, Chief Financial Officer